Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S3 No. 333-266522 and Form S8 No. 333-214383 of Drilling Tools International Corporation of our report dated March 14, 2025, relating to the consolidated financial statements which appears in this Form 10-K.

/s/ WEAVER AND TIDWELL, L.L.P.

Austin, Texas

March 14, 2025